                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 30, 2002


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the current report on Form 8-K dated May 23, 2002 of Keystone Property Trust to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,


/s/ Arthur Andersen LLP






cc: Mr. Timothy E. McKenna, Senior Vice President and Chief Financial Officer,
    Keystone Property Trust